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                                                       Exhibit C2

NEES ENERGY, INC.
Statement of Cash Flows
(Thousands of Dollars)
For the Twelve Months Ended June 30, 1999
(Unaudited, Subject to Adjustment)


Operating activities:
  Net income (loss)                                      $ (8,549)

  Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:

     Depreciation and amortization                          4,766
     Deferred federal and state income taxes                 (166)
     (Increase) decrease in accounts receivable and
       unbilled revenue                                    (5,207)
     (Increase) decrease in inventory                      (3,437)
     (Increase) decrease in prepaid and other
       current assets                                      (2,775)
     Increase (decrease) in accounts payable                 (592)
     Increase (decrease) in other current liabilities      (1,939)
     Other, net                                            (4,690)
                                                         --------
Net cash provided by (used in) operating activities      $(22,589)
                                                         --------

Investing activities:
  Fixed asset expenditures                               $ (2,368)
  Investment in Weatherwise                                  (160)
  Investment in PAL Energy                                (13,645)
  Investment in Griffith Consumers                        (78,605)
  Acquisition of Barclay & Fowler assets                   (3,011)
  Acquisition of Hub-Langie assets                           (777)
  Purchase of AllEnergy minority interest from
     NEES Global, Inc.                                       (456)
                                                         --------
Net cash used in investing activities                    $(99,022)
                                                         --------

Financing Activities:
  Change in subordinated notes payable to parent         $105,130
  Capital contribution from parent                         10,805
  Increase (decrease) in long-term debt                       336
                                                         --------
Net cash provided by financing activities                $116,271
                                                         --------

Net increase (decrease) in cash and cash equivalents     $ (5,340)


Cash and cash equivalents at beginning of period           11,806
                                                         --------
Cash and cash equivalents at end of period               $  6,466
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